Exhibit 10.16
PETSMART, INC.
AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
SECTION 1. Introduction.
     The PetSmart, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”) hereby amends and restates through September 24, 2008 (the “Effective Date”) the PETsMART, Inc. Executive Change in Control and Severance Benefit Plan that was originally established effective March 25, 2003, and last amended and restated on December 12, 2006 (the “Prior Plan”). The purpose of the Plan is to provide for the payment of severance benefits and/or change in control benefits to certain eligible employees of PetSmart, Inc. (“PetSmart”) and its wholly owned subsidiaries (PetSmart and such subsidiaries being collectively referred to as the “Company”). As of the Effective Date, the Plan supersedes and replaces in its entirety the Prior Plan. This Plan also supersedes any unwritten severance plan, policy or practice of the Company and any unwritten change of control plan, policy or practice of the Company. However, except as set forth above, this Plan does not supersede any written severance benefit or written change in control benefit plan or policy of the Company or any written agreement between the Company and any employee that provides for payments or benefits in the event of termination of employment or a change in control of the Company; subject, however, to the provisions of this Plan providing for certain offsets or reduction of benefits under this Plan on account of such other benefits. This document also is the Summary Plan Description for the Plan.
SECTION 2. Definitions.
     For purposes of the Plan, the following terms are defined as follows except as may otherwise be provided in a Participation Notice:
     (a) “Alternative Benefits” means Covered Benefits that are provided by a program, plan or arrangement other than this Plan. Accordingly, for example, an “Alternative Cash Severance Benefit” means a Cash Severance Benefit that is an Alternative Benefit; an “Alternative Continued Medical Benefit” means a Continued Medical Benefit that is an Alternative Benefit; and an “Alternative Continued Life Insurance Benefit” means a Continued Life Insurance Benefit that is an Alternative Benefit. Notwithstanding the foregoing, a benefit that is designated an Alternative Benefit in a Participant’s Participation Notice shall be deemed to be an Alternative Benefit with respect to such Participant, and a benefit that is designated as not an Alternative Benefit in a Participant’s Participation Notice shall not be deemed to be an Alternative Benefit with respect to such Participant. Any benefit provided to a Participant other than by this Plan which is not addressed in the Participant’s Participation Notice shall be deemed to be an Alternative Benefit if such benefit is described in the first sentence of this Section 2(a).
     (b) “Base Salary Amount” means the greater of (i) the Participant’s base salary as determined on a monthly basis at the time of the Measurement Date multiplied by twelve (12) or (ii) the greatest amount of base salary received by the Participant in any consecutive twelve (12)

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month period that occurred within the thirty-six (36) month period immediately preceding the Measurement Date. For clarity purposes, any amount that a Participant elects to have withheld from the Participant’s base salary, for example, contributions to the PetSmart, Inc. SaveSmart 401(k) Plan or the PetSmart, Inc. Amended and Restated Deferred Compensation Plan, shall not reduce the Participant’s Base Salary Amount.
     (c) “Basic Severance Benefit” means the Participant’s Base Salary Amount multiplied by the Participant’s Multiplier. Except as may be set forth in the Participant’s Participation Notice, in the event the Participant has received or is entitled to an Alternative Cash Severance Benefit, the Basic Severance Benefit shall be reduced (but not below zero) by the present value, as determined by the Plan Administrator, of the Alternative Cash Severance Benefit.
     (d) “Board” means the Board of Directors of PetSmart.
     (e) “Cash Severance Benefit” means one or more cash payments by the Company to, or on behalf of, a Participant on account of the employee’s termination of employment with the Company or in lieu of severance benefits. Such payments may be paid in a lump sum or over time. The manner by which the amount of such benefit is determined shall not affect the characterization of the benefit as a Cash Severance Benefit; provided, however, that salary, vacation pay and bonuses that are earned but unpaid as of the date of such termination of employment and distributions from the PetSmart, Inc. SaveSmart 401(k) Plan and/or the PetSmart, Inc. Amended and Restated Deferred Compensation Plan shall not constitute Cash Severance Benefits. For example, payments pursuant to Section 4(a) shall constitute Cash Severance Benefits.
     (f) “Change in Control” is defined as one or more of the following events:
          (i) there is consummated a sale or other disposition of all or substantially all of the assets of the Company, as determined on a consolidated basis, (other than a sale to an entity where at least seventy-five percent (75%) of the combined voting power of the voting securities of such entity are owned by the stockholders of PetSmart in substantially the same proportions as their ownership of PetSmart immediately prior to such sale);
          (ii) any person, entity or group (other than PetSmart, a subsidiary or affiliate of PetSmart, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of PetSmart representing twenty-five percent (25%) or more of the combined voting power of PetSmart’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;
          (iii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) PetSmart and, immediately after the consummation of such transaction, the stockholders of PetSmart immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than seventy five percent (75%) of the combined outstanding voting power of the surviving entity in such transaction or more than seventy five percent (75%) of the combined outstanding voting power of the parent of the surviving entity in such transaction, in each case in

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substantially the same proportions as their ownership of PetSmart immediately prior to such transaction; or
          (iv) when the individuals who, at the beginning of any period of two years or less, constituted the Board of Directors of PetSmart cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Company” means PetSmart, Inc. and its wholly owned subsidiaries or, following a Change in Control, the surviving entity resulting from such transaction.
     (i) “Constructive Termination” means a voluntary termination of employment by a Participant after one of the following is undertaken without the Participant’s express written consent:
          (i) the assignment to the Participant of duties or responsibilities that results in a material diminution in the Participant’s authority, duties, or responsibilities with the Company as in effect at any time during the twelve (12) month period preceding such assignment;
          (ii) a material reduction in the duties, authority or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer instead of the Board;
          (iii) a material reduction in the Participant’s Base Salary Amount;
          (iv) a change in the Participant’s business location from the business location prior to such change that requires a one-way increase in the Participant’s driving distance of more than 35 miles, except for required travel for the Company’s business to an extent substantially consistent with Participant’s prior business travel obligations; or
          (v) a material breach by the Company of any provisions of the Plan, including without limitation Section 15(b) of the Plan, or any enforceable written agreement between the Company and the Participant.
     Notwithstanding the foregoing, a Participant’s voluntary termination shall not be deemed a Constructive Termination unless (x) the Participant provides the Company with written notice (the “Constructive Termination Notice”) that the Participant believes that an event described in this Section 2(i) has occurred, (y) the Constructive Termination Notice is given within the first ninety (90) days of the date the event occurred, and (z) the Company does not rescind or cure the conduct giving rise to the event described in this Section 2(i) within thirty (30) days of receipt by the Company of the Constructive Termination Notice (the “Cure Period”); and Participant voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

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     (j) “Continuation Period” means the period for which a Participant is entitled to receive the benefits described in Section 4(b)(ii) and Section 4(b)(iii). The Continuation Period for a Participant shall be that number of months equal to 12 multiplied by the Participant’s Multiplier. For example, the Continuation Period for a Senior Vice President shall be eighteen (18) months. Notwithstanding the foregoing, if the Covered Termination occurs within the twelve (12) month period immediately following the commencement of a Participant’s employment with the Company, the Continuation Period determined pursuant to this paragraph shall be reduced by fifty percent (50%); provided, however, that if a Change in Control occurs in the period commencing with such Participant’s commencement of employment with the Company and ending three (3) months after such Participant’s Covered Termination, this sentence shall not apply.
     (k) “Continued Medical Benefits” means the Company’s direct provision of coverage, or payment of insurance premiums to a third-party insurer, in whole or in part, whether pursuant to the Plan or otherwise, for cost of medical, dental or vision insurance coverage for the Participant or the Participant’s family members, where such premium or coverage is paid by the Company after the Participant’s termination of employment with the Company and such premium or coverage covers a period extending beyond such termination of employment. For the purposes of the preceding sentence, a wholly or partially self-insured plan or arrangement maintained by the Company shall be considered insurance coverage. For example, the benefits pursuant to Section 4(b)(ii) shall constitute Continued Medical Benefits.
     (l) “Continued Life Insurance Benefits” means the Company’s direct provision of coverage, or payment of insurance premiums to a third-party insurer, in whole or in part, whether pursuant to the Plan or otherwise, for the cost of life insurance coverage on the Participant’s life, where such premium or coverage is paid by the Company after the Participant’s termination of employment with the Company and such premium or coverage covers a period extending beyond such termination of employment. For example, the benefits pursuant to Section 4(b)(iii) shall constitute Continued Life Insurance Benefits.
     (m) “Covered Benefits” means the following benefits: (i) Cash Severance Benefits, (ii) Continued Medical Benefits, (iii) Continued Life Insurance Benefits, (iv) outplacement services, (v) accelerated vesting of Company stock awards, and (vi) extended exercisability of options granted by the Company for the purchase of Company stock.
     (n) “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination (as defined in Section 2(i) above). Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Participant immediately prior to the Participant’s death or disability would have qualified as a Constructive Termination (i.e., such termination occurs within the first thirty (30) days following the expiration of the “Cure Period” described in Section 2(i)).
     (o) “Eligible Employee” means (i) the Chief Executive Officer, (ii) the Chief Operating Officer, (iii) a Senior Vice President, or (iv) a Vice President of the Company. In addition to the foregoing, “Eligible Employee” means any other current or former employee of the Company (x) who has been designated by the Board as eligible for benefits under the Plan

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and (y) whose highest seniority level was at least the equivalent of a Vice President; provided, however, that the Board shall not designate more than ninety-nine (99) persons as Eligible Employees at any one time.
     (p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (q) “Involuntary Termination Without Cause” means an involuntary termination of employment by the Company other than for one of the following reasons:
          (i) a refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom the Participant reports, which refusal or failure is not cured within 30 days following delivery of written notice of such conduct to the Participant;
          (ii) a material failure by the Participant to perform his or her duties in a manner reasonably satisfactory to the Board that is not cured within 30 days following delivery of written notice of such failure to the Participant; or
          (iii) participation in, a conviction of or a plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud or dishonesty that is likely to have or has had a material adverse effect on the Company.
     (r) “Measurement Date” means, for the purposes of determining a Participant’s benefits payable pursuant to Section 4, the date of the Participant’s Covered Termination and, for the purposes of determining a Participant’s benefits payable pursuant to Section 5, the effective date of the applicable Change in Control.
     (s) “Multiplier” means (i) 2.0 in the case of a Participant who served as the Chief Executive Officer or the Chief Operating Officer of the Company at any time during the four month period immediately preceding the applicable Measurement Date, (ii) 1.5 in the case of a Participant not described in clause (i) who served as a Senior Vice President of the Company at any time during the four month period immediately preceding the applicable Measurement Date, and (iii)1.0 in the case of a Participant not described in clause (i) or (ii) who served as a Vice President of the Company at any time during the four month period immediately preceding the applicable Measurement Date. For all Participants not described in the preceding sentence, “Multiplier” means 1.0 unless another Multiplier is specified by the Participant’s Participation Notice.
     (t) “Option” means any and all options granted to a Participant by the Company to acquire common stock of the Company other than any options granted to a Participant which expressly provide that this Plan shall not apply to such option. For the purposes of this Plan, the term “Option” shall also include stock appreciation rights measured by the Company’s common stock provided that the exercise or strike price of such stock appreciation right is at least equal to the fair market value of the Company’s common stock on the date the stock appreciation right was granted.
     (u) “Participant” means an Eligible Employee who has received a Participation Notice that the employee is eligible to receive benefits pursuant to this Plan.

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     (v) “Participation Notice” means the latest notice delivered by the Company to an Eligible Employee informing the employee that the employee is a Participant in the Plan. A Participation Notice shall be in such form as may be determined by the Company. Notwithstanding the foregoing, once a Participation Notice has been delivered to a Participant, neither the Company nor any successor may amend a Participation Notice in any way that is adverse to a Participant, without the written consent of the Participant, unless (x) the amendment is made more than six (6) months prior to an applicable Measurement Date and (y) the amendment does not reduce any benefits the Participant would receive under the Plan to an amount that is less than the benefits the Participant would receive if the Participation Notice did not address such benefit.
     (w) “Payment Commencement Date” means, with respect to a Covered Termination, (i) if such Covered Termination occurs prior to the effective date of the applicable Change in Control, the later of (A) the effective date of such Change in Control or (B) the effective date of the release required by Section 6(a) or (ii) if such Covered Termination occurs on or after the effective date of the applicable Change in Control, the later of (X) the date of such Covered Termination or (Y) the effective date of the release required by Section 6(a).
     (x) “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
     (y) “Stock Award” means any and all stock awards (including Options) granted to a Participant by the Company which entitle the Participant to receive common stock of the Company (or cash measured in whole or in part by reference to the value of the Company’s common stock) other than any stock awards granted to a Participant which expressly provide that this Plan shall not apply to such stock awards.
     (z) “Vested” means that the relevant portion of the Stock Award is (i) in the case of an Option, exercisable in full and (ii) in the case of any Stock Award, the Stock Award is not subject to the Company’s right (whether conditionally or unconditionally) to reacquire the Stock Award due to forfeiture or repurchase at less than the fair market value of the stock or Stock Award.
SECTION 3. Eligibility For Benefits.
     (a) General Rules. Subject to the provisions set forth in this Section and Section 6, in the event of a Covered Termination, the Company will provide the severance benefits described in Section 4 of the Plan to the affected Participant. Subject to the provisions set forth in this Section and Section 6, in the event of a Change in Control, the Company will provide the change in control benefits described in Section 5 of the Plan to the affected Participants.
     (b) Exceptions to Benefit Entitlement. An employee who otherwise is a Participant will not receive benefits under the Plan in any of the following circumstances, as determined by the Company in its sole discretion:

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          (i) The employee voluntarily terminates his or her employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an affiliate of the Company.
          (ii) The Participant does not confirm in writing that Participant shall be subject to the Company’s Confidentiality Agreement and Non-Compete Agreement.
          (iii) Except as may be set forth in a Participant’s Participation Notice, the Participant shall not be entitled to receive the benefit set forth in Section 4(b)(ii) if the Participant has either (i) previously received an Alternative Continued Medical Benefit or (ii) is eligible for and has not waived an Alternative Continued Medical Benefit.
          (iv) Except as may be set forth in a Participant’s Participation Notice, the Participant shall not be entitled to receive the benefit set forth in Section 4(b)(iii) if the Participant has either (i) previously received an Alternative Continued Life Insurance Benefit or (ii) is eligible for and has not waived an Alternative Continued Life Insurance Benefit.
     (c) Termination of Benefits. A Participant’s right to receive the payment of benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Company:
          (i) willfully breaches a material provision of the Participant’s proprietary information or confidentiality agreement with the Company, as referenced in Section 3(b)(ii);
          (ii) owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, is employed by or connected in any manner with, any person, enterprise or entity which is engaged in any business competitive with that of the Company; provided, however, that such restriction will not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other entity or enterprise;
          (iii) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees;
          (iv) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.
SECTION 4. Amount of Severance Benefit.
     (a) Cash Severance Benefits. A Participant who incurred a Covered Termination shall receive the following benefits:

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          (i) Covered Termination at Least 12 Months Following Commencement of Employment with the Company. If the Covered Termination occurs after the twelve (12) month period immediately following the commencement of the Participant’s employment with the Company (the “Participant’s Initial Year”), the Participant shall receive a cash bonus equal to the Participant’s Basic Severance Benefit. Any amounts paid pursuant to this Section 4(a)(i) shall be subject to all applicable income tax and employment tax withholding amounts as well as other applicable withholding amounts, and shall be paid within ten (10) days following the effective date of the release required by Section 6(a).
          (ii) Covered Termination within 12 Months Following Commencement of Employment with the Company. If the Covered Termination occurs within the Participant’s Initial Year, then the Participant shall receive a cash bonus equal to (a) fifty percent (50%) of the Participant’s Basic Severance Benefit if no Change in Control occurred after the commencement of the Participant’s employment with the Company and prior to three months after the Participant’s Covered Termination or (b) one hundred percent (100%) of the Participant’s Basic Severance Benefit if a Change in Control occurred after the commencement of the Participant’s employment with the Company and prior to three months after the Participant’s Covered Termination. Such cash bonus amounts shall be paid within ten (10) days following the effective date of the release required by Section 6(a); provided, however, that in connection with the foregoing clause (b) of the preceding sentence, in the event a Change in Control has not occurred prior to the Covered Termination, but the Change in Control does occur within the three (3) months following the Covered Termination, then 50% of the Participant’s Basic Severance Benefit shall be paid on or before the tenth (10th) day following the effective date of the release required by Section 6(a), and the remaining 50% shall be paid on or before the tenth (10th) day following the later of (A) the effective date of the release required by Section 6(a), or (B) the effective date of the Change in Control. Any amounts payable pursuant to this Section 4(a)(ii) shall be subject to all applicable income tax and employment tax withholding amounts as well as other applicable withholding amount.
     (b) Other Severance Benefits. A Participant who incurs a Covered Termination shall receive the following benefits:
          (i) Outplacement Services. The Participant shall be entitled to outplacement services to assist in the Participant’s transition. Such outplacement services shall be provided by the outplacement firm typically used by the Company provided that the firm is well recognized in the industry, accessible and diligent in its efforts. In the case of a Participant whose Multiplier is greater than one (1), the Company shall pay the costs of such outplacement services for a period of twelve (12) months following the Covered Termination. In the case of a Participant whose Multiplier is one (1) or less, the Company shall pay the costs of such outplacement services for a period of six (6) months following the Covered Termination. Notwithstanding the foregoing, if the Covered Termination occurs within the twelve (12) month period immediately following the commencement of a Participant’s employment with the Company, then the period for outplacement services for a Participant shall be reduced by fifty percent (50%) from the amount calculated pursuant to this Section; provided, however, that if a Change in Control occurs in the period commencing with such Participant’s commencement of employment with the Company and ending three (3) months after such Participant’s Covered Termination, this sentence shall not apply.

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          (ii) Continued Medical Benefits. Provided that the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the portion of premiums of each Participant’s group medical, dental and vision coverage, including coverage for those persons who are eligible for COBRA continuation coverage as a result of the Participant’s termination of employment, that the Company paid prior to the Covered Termination for the Continuation Period; provided, however, that no such premium payments (or any other payments for medical, dental or vision coverage by the Company) shall be made following the effective date of the Participant’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which a Participant may elect whether or not to continue the Company’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Participant will be responsible for the entire payment of premiums required under COBRA for the remainder, if any, of the COBRA continuation period. For purposes of this Section 4(b)(ii), applicable premiums paid by the Company during the Continuation Period shall not include any amounts payable by the Participant under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant. If the Participant or his spouse or his dependents cannot remain eligible for continued COBRA coverage for the entire Continuation Period, the Company shall provide individual medical, dental and vision coverage for the individual(s) who cease to be eligible for the remaining Continuation Period in such manner and form as determined by the Company in its sole discretion.
          (iii) Continued Life Insurance Benefit. If (x) the Participant’s life was insured through a plan or program sponsored by the Company other than a plan described in Section 401(a) of the Code or Section 409A of the Code, (y) the Company was paying immediately prior to the Covered Termination the premiums for such life insurance (other than through a payroll reduction or a withholding program), and (z) the Company was not, directly or indirectly, the primary beneficiary of the insurance policy, the Company will provide the Participant with equivalent term life insurance coverage for the Continuation Period. At the Company’s option, such term life insurance coverage can be obtained by conversion or portability of existing policies or through purchase by the Company of a policy or policies of insurance, which obtain substantially similar term life coverage as the policy in effect on the date of the Covered Termination. During the period (the “Initial Period”) commencing with the Participant’s Covered Termination and ending ten (10) days prior to the termination of any conversion privilege election period, the Company shall have the sole discretion to determine the method for coverage for the Participant. If the Company has not obtained such coverage within the Initial Period and notifies the Participant of the same, the Participant will have ten (10) days to make an affirmative election to convert the existing policy of life insurance. Thereafter, the Company shall have a continuing right to obtain substantially similar term life insurance coverage for the Participant. As a condition to any obligation of the Company pursuant to this

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Section 4(b)(iii), the Participant and all persons with an interest in any existing coverage at the time of termination of employment shall cooperate and assist the Company, as necessary, in any continuation coverage or any change to other life insurance coverage, including the timely completion of enrollment and/or application materials and any medical examination as may be reasonably requested by the Company. The Company will pay any life insurance premiums and any charges for converting or changing the life insurance coverage, if applicable.
          (iv) Other Executive Benefit Programs. The Company shall pay each Participant within ten (10) days of the effective date of the release required by Section 6(a) the dollar amount of any financial planning and related services and yearly medical examinations for which the Participant was eligible to have paid by the Company for the year in which occurs the Covered Termination. In addition, each Participant shall receive those executive benefits that have been specifically designated from time to time by the Board as to be paid pursuant to this Section. Such additional benefits shall be paid at the time and in the manner as specified by the Board.
SECTION 5. Amount of Change in Control Benefit.
     (a) Cash Benefit. Upon a Covered Termination of a Participant that occurs within the three (3) months prior to or within the thirty-six (36) months after a Change in Control, such Participant shall receive a cash bonus from the Company equal to the Change in Control Cash Benefit (as defined below) which shall be paid on or before the tenth (10th) day following the Payment Commencement Date.
          For the purposes of this Section 5(a), the “Change in Control Cash Benefit” for a Participant is equal to the Participant’s Multiplier multiplied by the Participant’s Bonus Amount. For the purposes of the preceding sentence, the “Participant’s Bonus Amount” shall be equal to the highest level of Bonuses Received by the Participant attributable to any consecutive twelve (12) month period that occurred within the thirty-six (36) month period immediately preceding the Measurement Date. For the purposes of this Section 5(a), (i) “Bonuses Received” shall mean cash bonuses and the amount of cash that would have been received by the Participant pursuant to the Short Term Incentive Plan or the Executive Short Term Incentive Plan but for the fact that restricted stock or restricted stock units were awarded instead of cash, and (ii) in the event more than one payment representing Bonuses Received are received or deemed received by the Participant in a twelve (12) month period, the Plan Administrator shall determine the twelve (12) month periods to which such payments are attributable.
          Any amounts paid pursuant to this Section 5(a) shall be subject to all income tax and employment tax withholding amounts as well as other applicable withholding amounts.
     (b) Accelerated Stock Award Vesting and Extended Exercisability of Options. Effective upon a Change in Control, a Participant shall receive the following benefits associated with any Stock Awards which remain outstanding as of the effective date of the Change in Control:
          (i) With respect to any Options that are unexercised and outstanding, the post-termination of employment exercise period of the Option shall be extended, if necessary, such that the post-termination of employment exercise period shall not terminate prior to the later

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of (x) the date twelve (12) months after the effective date of the Change in Control or (y) the post-termination exercise period provided for in the Option; provided, however, that the Option shall not be exercisable after the expiration of its maximum term. Notwithstanding the foregoing, in the event the extended exercise period shall result in a portion of an Option becoming subject to the provisions of Section 409A of the Code, the extended exercise period of such portion of such Option shall be automatically shortened to the minimum extent necessary to prevent such portion of such Option from becoming subject to Section 409A of the Code. In further limitations of the provisions of this Section 5(b)(i), the following provisions shall apply:
               (1) If the Option was granted pursuant to the 2006 Equity Incentive Plan (the “06 EIP”) and pursuant to the Change in Control substantially all of the options outstanding pursuant to the 06 EIP will be terminated at the effective date of such Change in Control pursuant to Section 13(b) of the 06 EIP, the provisions of this Section 5(b)(i) shall not apply to such Option.
               (2) If the Option was granted pursuant to the 2003 Equity Incentive Plan (the “03 EIP”) and pursuant to the Change in Control substantially all of the options outstanding pursuant to the 03 EIP will be terminated at the effective date of such Change in Control pursuant to Section 13(b) of the 03 EIP, the provisions of this Section 5(b)(i) shall not apply to such Option.
               (3) If the Option was granted pursuant to the 1997 Equity Incentive Plan (the “97 EIP”) and pursuant to the Change in Control substantially all of the options outstanding pursuant to the 97 EIP will be terminated at the effective date of such Change in Control pursuant to Section 12(b) of the 97 EIP, the provisions of this Section 5(b)(i) shall not apply to such Option.
          (ii) If the Participant is still employed on the effective date of the Change in Control, to the extent the Participant holds any Stock Award that is not fully Vested, fifty percent (50%) of each vesting installment shall immediately become Vested. If the Participant remains continuously employed by the Company from the effective date of the Change in Control until the first to occur of (x) the date of the Participant’s Covered Termination, (y) the date that is thirty-six (36) months after the effective date of the Change in Control, or (z) the date the vesting installment would have Vested in accordance with its terms, the balance of each vesting installment shall become Vested on the first to occur of such dates.
          (iii) If the Participant is not employed on the effective date of the Change in Control but the Participant’s employment terminated pursuant to a Covered Termination within the three (3) month period ending on the effective date of the Change in Control, the Stock Awards held by the Participant that were not Vested on the date of the Participant’s Covered Termination shall become Vested as of the effective date of the Change in Control. If this Section applies to Options, then such Options shall have a post-termination exercise period as provided for under Section 5(b)(i). Notwithstanding the provisions of the Stock Awards or the equity compensation plans under which such Stock Awards were granted, in order to effectuate the terms of this Section (except as otherwise provided for in the last sentence of Section 5(b)(i)), such Stock Awards shall not expire, terminate or be forfeited until three months after a Covered Termination.

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          (iv) If a Stock Award is outstanding on the effective date of a Change in Control, the provisions of this Section 5(b) shall not apply to such Stock Award upon a subsequent Change in Control that occurs within three (3) years of the effective date of the Change in Control.
          (v) In the event the provisions of this Section 5(b) would adversely affect a Stock Award outstanding on the date the Eligible Employee becomes a Participant, this Section 5(b) shall not apply to such Stock Award without the consent of the Participant.
SECTION 6. Limitations on Benefits.
     (a) Release. In order to be eligible to receive benefits under Sections 4 and 5 of the Plan, a Participant (or, in the case of Participant’s death or disability that qualifies as a Covered Termination, the Participant’s legal representative) must execute and return to the Company, a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, within the applicable time period set forth therein, but in no event later than forty-five (45) days following the Covered Termination, and such release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the required release to comply with applicable federal and state law and shall determine the form of the required release.
     (b) Certain Reductions and Offsets. Notwithstanding any other provision of the Plan to the contrary, a Covered Benefit payable to a Participant under this Plan shall be reduced (but not below zero) by any Alternative Benefit to such Covered Benefit payable by the Company to such individual under any other policy, plan, program or arrangement, including, without limitation, a contract between the Participant and any entity, covering such individual. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws or statutory severance requirements, require the Company to give advance notice or make a payment of any kind to a Participant because of that Participant’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Plan shall either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Participant’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.
     (c) Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.
     (d) Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan more than one time. This Plan is designed to provide certain severance pay and change of control benefits to Participants pursuant to the terms and conditions set forth in this Plan and any associated Participation

12.

Notice. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination and/or a Change in Control.
     (e) Indebtedness of Participants. If a terminating employee is indebted to the Company or an affiliate of the Company at his or her termination date, the Company reserves the right to offset any Covered Benefits under the Plan by the amount of such indebtedness.
     (f) Parachute Payments.
          (i) Gross-Up Benefits. If any payment or benefit a Participant would receive, whether or not pursuant to this Plan, in connection with a Change in Control from the Company or otherwise, but determined without regard to any additional payments required under Section 6(f)(i) (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable federal, state, or local excise tax (such excise taxes, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Payment and on the Gross-Up Payment, the Participant shall retain an amount equal to the Payment minus all applicable income and employment taxes on the Payment. The intent of this Section 6(f)(i) is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Payment and Gross-Up Payment and any income, employment and other taxes (including, without limitation, penalties and interest) imposed on the Gross-Up Payment, as well as any loss of tax deduction caused by the Gross-Up Payment or any applicable provisions of the Code. All determinations required to be made hereunder, including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made in accordance with the provisions set forth Section 6(f)(ii).
          (ii) Use of Third Party Expert. The accounting firm engaged by the Company for the purpose of rendering general tax advice as of the day prior to the effective date of the Change in Control shall perform the calculations required by this Section 6(f)(ii). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within fifteen (15) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the accounting firm determines that no Excise Tax is payable with respect to a Payment to a Participant, it shall furnish the Company and the Participant with an opinion reasonably acceptable to Participant that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

13.

     (g) Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with a Participant’s termination of employment unless and until the Participant has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Participant without causing the Participant to incur the additional 20% tax under Section 409A. For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the Participant is, on the termination of his service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Participant’s Separation From Service) or (ii) the date of the Participant’s death that occurs after the Participant’s Separation From Service.
SECTION 7. Right To Interpret Plan; Amendment and Termination.
     (a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
     (b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that, once a Participation Notice has been delivered to a Participant, no such amendment or termination of this Plan following a Change in Control or a Covered Termination shall be effective as to any such Participant unless (i) such Participant would not be adversely affected by such amendment or termination or (ii) such Participant consents in writing to such amendment or termination. Subject to the restrictions set forth in Section 2(v),Any action amending or terminating the Plan shall be in writing and executed by a duly authorized officer of the Company. Unless otherwise required by law, no approval of the shareholders of the Company shall be required for any amendment or termination including any amendment that increases the benefits provided under any Stock Award.

14.

SECTION 8. Termination of Certain Employee Benefits.
     Except as provided herein, all employee benefits other than health insurance and life insurance (such as disability and 401(k) plan coverage) terminate as of a Participant’s employment termination date (except to the extent that a conversion privilege may be available thereunder).
SECTION 9. No Implied Employment Contract.
     The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
SECTION 10. Legal Construction.
     This Plan shall be governed by and construed under the laws of the State of Arizona (without regard to principles of conflict of laws), except to the extent preempted by ERISA.
SECTION 11. Claims, Inquiries And Appeals.
     (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator (as set forth in Section 13(d) in writing. The Plan Administrator’s contact information is set forth in Section 13(d).
     (b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
               (1) the specific reason or reasons for the denial;
               (2) references to the specific Plan provisions upon which the denial is based;
               (3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
               (4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right, if any, to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

15.

          This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
          This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
     (c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
PetSmart, Inc.
Attn: Senior Vice President of People
19601 N. 27th Avenue
Phoenix, AZ 85027
          A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     (d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
     (1) the specific reason or reasons for the denial;

16.

     (2) references to the specific Plan provisions upon which the denial is based;
     (3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
     (4) a statement of the applicant’s right, if any, to bring a civil action under section 502(a) of ERISA.
     (e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 11, the Participant may bring legal action for benefits under the Plan. To the extent the benefit would be covered by ERISA, such legal action may be brought pursuant to Section 502(a) of ERISA.
SECTION 12. Basis Of Payments To And From Plan.
     All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company. A Participant’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors. Therefore, if the Company were to become insolvent, Participant’s might not receive benefits under the Plan.
SECTION 13. Other Plan Information.
     (a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 94-3024325. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 503.
     (b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
     (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is PetSmart, Inc., Attn: Senior Vice President of People, 19601 N. 27th Avenue, Phoenix, AZ 85027.

17.

     (d) Plan Sponsor and Administrator. The “Plan Sponsor” is the Company, and the “Plan Administrator” of the Plan is the Board of Directors of PetSmart or a duly appointed committee as set forth in Section 2(u). The mailing address of the Plan Sponsor and the Plan Administrator is: PetSmart, Inc., Attn: Senior Vice President of People, 19601 N. 27th Avenue, Phoenix, AZ 85027. The Plan Sponsor’s and Plan Administrator’s telephone number is (623) 580-6100. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
SECTION 14. Statement Of ERISA Rights.
          Participants in this Plan (which is a welfare benefit plan sponsored by PetSmart, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan for the purposes of this Section 14 and, under ERISA, you are entitled with respect to benefits covered by ERISA to:
Receive Information About Your Plan And Benefits
          (a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan (note: the Plan, as of the date of its adoption, is not subject to the requirement of filing such an annual report) with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
          (b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, (note: the Plan, as of the date of its adoption, is not subject to the requirement of filing such an annual report) and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
          (c) Receive a summary of the Plan’s annual financial report, if any, (note: the Plan, as of the date of its adoption, is not subject to the requirement of providing a summary annual report). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report, if any.
Prudent Actions By Plan Fiduciaries
          In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

18.

Enforce Your Rights
          If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if any, (note: the Plan, as of the date of its adoption, is not subject to the requirement of filing such an annual report) and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.
          If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.
          If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions
          If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the local telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.
SECTION 15. General Provisions.
     (a) Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 11(a) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a Party may request by notifying the other in writing.

19.

     (b) Transfer and Assignment. The rights and obligations of Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder. As a condition to effecting any merger, acquisition, consolidation or similar corporate transaction, the Company shall require any successor to the Company to assume the Company’s obligations under this Agreement.
     (c) Waiver. Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.
     (d) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
     (e) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.
SECTION 16. Execution.
     To record the adoption of the Plan as set forth herein, PetSmart, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

PetSmart, Inc.

By:

Title:

20.

Exhibit A
RELEASE
(Individual Termination, age 40 and older)
     I understand and agree completely to the terms set forth in the PetSmart, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
          I hereby confirm my obligations under the Company’s Confidentiality Agreement and Non-Compete Agreement.
     Except as otherwise set forth in this Release, I hereby generally and completely release PetSmart, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

1.

     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.
I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

Employee

Name:

Date:

2.

Exhibit B
RELEASE
(Individual and Group Termination, under age 40)
     I understand and agree completely to the terms set forth in the PetSmart, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
          I hereby confirm my obligations under the Company’s Confidentiality Agreement and Non-Compete Agreement.
     Except as otherwise set forth in this Release, I hereby generally and completely release PetSmart, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and the federal Americans with Disabilities Act of 1990; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

1.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

Employee

Name:

Date:

2.

Exhibit C
RELEASE
(Group Termination, age 40 and older)
     I understand and agree completely to the terms set forth in the PetSmart, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
          I hereby confirm my obligations under the Company’s Confidentiality Agreement and Non-Compete Agreement.
     Except as otherwise set forth in this Release, I hereby generally and completely release PetSmart, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

1.

     I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.
     I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me.

Employee

Name:

Date:

2.